Exhibit 99.1

News & Media

Novavax Earns $125 Million Milestone as Sanofi Launches Phase 3 Influenza-COVID-19 Combination Vaccine Trial in Europe

October 29, 2026

•	The global flu and COVID-19 markets have a current combined value that exceeds $10 billion, with significant burden of disease[1]
•	The combination vaccine candidate evaluated in this trial pairs Sanofi's leading high-dose flu vaccine with Novavax's differentiated COVID-19 vaccine
•	Significant potential value remains in Sanofi partnership via additional future opportunities for milestones and royalties

GAITHERSBURG, Md., Oct. 29, 2026 /PRNewswire/ -- Novavax (Nasdaq: NVAX) has earned a $125 million milestone payment with the initiation (fifth patient dosed) of Sanofi's Phase 3 influenza-COVID-19 combination vaccine trial utilizing Novavax's COVID-19 vaccine, Nuvaxovid™. Sanofi's Phase 3 trial, being conducted in Europe, is assessing the safety and immunogenicity of Nuvaxovid in combination with Sanofi's marketed Efluelda/Fluzone® High-Dose vaccine in adults aged 60 and older.

"Novavax and Sanofi continue to successfully execute on the opportunities afforded by our partnership. To date, the partnership has generated over $1 billion in revenue for Novavax,"2 said John C. Jacobs, President and Chief Executive Officer, Novavax. "Sanofi has stated that they intend to be one of the first movers in the combination vaccine segment, and Novavax believes this is an important step toward that goal. We are excited about the value we are building together with our partners."

Under the collaboration and license agreement, for Nuvaxovid, Novavax is eligible to receive royalties on Sanofi sales and a $75 million milestone payment upon the successful completion of the manufacturing technology transfer anticipated in mid-2027. Novavax is also eligible to receive an additional milestone of $225 million upon a U.S. launch of an influenza-COVID-19 combination vaccine following successful completion by Sanofi of all clinical and regulatory requirements in the U.S. The agreement also includes royalties for any combination products developed by Sanofi using Nuvaxovid and milestones plus royalties for any new vaccines created by Sanofi utilizing Novavax's Matrix-M® adjuvant.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) tackles some of the world's most pressing health challenges with its scientific expertise in vaccines and its proven technology platform, including its Matrix-M adjuvant and protein-based nanoparticles. The Company's corporate growth strategy is designed to deliver value via three key strategic pillars: partnering its technology, capital-efficient R&D innovation and a lean and efficient operating model. This includes maximizing impact through partnerships for its marketed products (Nuvaxovid™, R21/Matrix-M™), Matrix technology and R&D assets. Please visit novavax.com and LinkedIn for more information.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its operating plans and prospects, the possible achievement of additional milestones or receipt of milestone payments or royalties under the CLA, future marketing initiatives and the potential development and commercialization of Sanofi combination products, and efforts to pursue additional partnerships, are forward-looking statements. Additional clinical studies may be required to support regulatory filings in the U.S. market for the combined influenza-COVID-19 program. The U.S. may have different regulatory requirements from other markets. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges related to Novavax's partnership with Sanofi and in pursuing additional partnership opportunities; challenges satisfying, alone or together with partners, various safety, efficacy and product characterization requirements, necessary to satisfy applicable regulatory authorities; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, on the ability of Sanofi to pursue planned regulatory pathways; challenges or delays in clinical trials; manufacturing, distribution or export delays or challenges; Novavax's exclusive dependence on Serum Institute of India Pvt. Ltd. for co-formulation and filling and the impact of any delays or disruptions in their operations on the delivery of customer orders; and those other risk factors identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors
Naina Zaman
240-410-5353

ir@novavax.com

Media
Yvonne Sprow
240-720-7804

media@novavax.com

References

1.	2025 Flu and COVID-19 global market revenues based on revenue disclosures from the primary market participants in their SEC filings.

2.	Novavax revenue recognized from upfront payments, milestones, R&D reimbursement and royalties through 6/30/2026 plus achievement of the $125 million CIC Phase 3 milestone in October 2026.

SOURCE Novavax, Inc.